Exhibit 10.43

Execution Copy

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of this 5th day of April, 2010 (the “Effective Date”) by and between PACIFIC OFFICE MANAGEMENT, INC., a Delaware corporation (“POMI”), PACIFIC OFFICE PROPERTIES TRUST, INC., a Maryland corporation (“POPT”), and JAMES R. WOLFORD (the “Executive”).

WHEREAS, POMI has determined it to be in its best interests to secure the employment of Executive and to enter into this Agreement pertaining to the employment of Executive upon and following the Effective Date (as defined above);

WHEREAS, the Executive desires to be so employed; and

WHEREAS, this Agreement shall become effective as of the Effective Date;

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.     Definitions.

(a)     The term “Change in Control Event” shall mean an Involuntary Termination occurring within thirty (30) days prior to, or one hundred eighty (180) days following:

(i)     The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the then outstanding voting securities of POPT;

(ii)     Within any twelve (12) month period, the individuals who are members of the POPT Board at the beginning of such period cease for any reason to constitute a majority of the POPT Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the POPT Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii)     Approval by the stockholders of POPT of: (A) a merger or consolidation if the POPT stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of POPT outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of 50% or more of the total assets of POPT.

Notwithstanding the foregoing, a Change of Control Event shall not be deemed to occur if any of the foregoing transactions occurs with a subsidiary or affiliate of POPT.

(b)     The term “Company” means POMI, from the Effective Date through the Internal Management Date, if any, at which time the term “Company” shall mean POPT, and all references herein to the Company shall be references to POPT. From and after the Internal Management Date, POPT shall assume all obligations and have all shares of POMI, and POMI shall have no further obligation to Executive.

(c)     The term “Date of Termination” means the date upon which the Executive’s employment with the Company ceases, as specified in a notice of termination pursuant to Section 9 hereof, or if termination of employment is due to the Executive’s death, such date of death.

(d)     The term “Disability” refers to the Executive’s inability, as a result of physical, mental or psychological incapacity or impairment, to substantially perform his duties for a period of either six (6) consecutive months or one hundred twenty (120) business days within a twelve (12) consecutive month period.

(e)     The term “Good Reason” means the occurrence of any of the following: (i) the removal of the Executive from, or the failure to re-elect the Executive to, or the requirement to share with another person, the office of Chief Financial Officer of the Company or POPT, (ii) the Company’s assignment of duties, responsibilities or reporting requirements that are materially inconsistent with the Executive’s position or that materially expand his duties, responsibilities or reporting requirements, except where the Company determines that such expansion is necessitated by industry-wide or Company-wide conditions, (iii) a material reduction in the Company Salary or the Annual Performance Bonus opportunities, (iv) a material breach of this Agreement by the Company, or (v) the Company’s intentional direction of the Executive to engage in unlawful conduct notwithstanding the Executive’s timely objection; provided, however, that in order for the Executive to terminate his employment for Good Reason pursuant to this Agreement, the Executive must give the Company written notice of the existence of any condition set forth above within ninety (90) days of such initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure such condition, if curable. If, during such thirty (30) day period, the Company cures the condition giving rise to grounds for termination for Good Reason, no benefits shall be due under Section 7(a) of this Agreement with respect to such occurrence. If, during such thirty (30) day period, the Company fails or refuses to cure or commence reasonable measures to cure the condition giving rise to such grounds for termination for Good Reason, Executive shall be entitled to benefits under Section 7(a) of this Agreement upon such termination; provided that such termination occurs no more than thirty (30) days following the last day of such cure period. Notwithstanding the foregoing, if the Company commences reasonable measures to cure such condition within the initial thirty (30) day cure period, such cure period may be extended for an additional thirty (30) days.

(f)     The term “Internal Management Date” means the date, if any, on which (i) the Amended and Restated Advisory Agreement, dated as of March 3, 2009 and amended as of September 25, 2009, as it may be further amended, supplemented, restated or otherwise modified from time to time (the “Advisory Agreement”), entered into among POMI, POPT and Pacific Office Properties, L.P. (“OP”) is terminated and (ii) the Board of Directors of POPT determines that it shall become an internally-advised real estate investment trust and decides to directly hire employees to manage the day-to-day operations of POPT and OP.

(g)     The term “Involuntary Termination” means the termination of the employment of the Executive (i) by the Company that is not a Termination for Cause; or (ii) by the Executive for Good Reason.

(h)     The term “Pro Rata Bonus” means a payment equal to the most recently paid Annual Performance Bonus pro rated on a per diem basis for the number of days employed during the applicable calendar year divided by 365.

(i)     The terms “Termination for Cause” and “Terminated For Cause” mean termination of the employment of the Executive with the Company and POPT because of (i) the Executive’s willful or repeated failure to perform or substantially perform his reasonable and customary duties under this Agreement, or the Executive’s material breach of his reasonable and customary obligations under this Agreement, including the restrictive covenants included herein (in each case, where the such breach to be curable, after written notice and the failure to cure within thirty (30) days following the date of such notice), (ii) habitual substance abuse by the Executive, (iii) the Executive’s commission of an act that disqualifies him (under any applicable Company document or law) from serving as an officer or director of either the Company or POPT, or (iv) the Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving fraud, forgery, embezzlement, moral turpitude or other conduct involving dishonesty or lack of responsibility or integrity.

(j)     The term “Voluntary Termination” shall mean termination of employment by the Executive voluntarily as set forth in Section 7(c) of this Agreement.

2.     Term.    The term of this Agreement shall be a period of three (3) years, commencing on the Effective Date (the “Term”), subject to earlier termination as provided herein.

3.     Employment.    The Executive is hereby employed as the Chief Financial Officer of POMI, reporting to POMI’s Chief Executive Officer and is hereby appointed as Chief Financial Officer of POPT, reporting to POPT’s Chief Executive Officer and the Board of Directors of POPT (the “Board”), including its Audit Committee. The Executive shall also render services to any subsidiary or subsidiaries of POPT as requested by the Company from time to time consistent with his executive position and experience and with the terms of this Agreement. The Company shall provide Executive with an office and administrative support commensurate with its other senior executives. The Executive shall devote his best efforts and full time and attention to the business and affairs of the Company and its subsidiaries to the extent necessary to discharge his responsibilities hereunder.

4.     Compensation.

(a)    Base Salary. The Company agrees to pay the Executive during the Term a base salary (the “Company Salary”), the annualized amount of which shall be $275,000. The Company Salary may be adjusted upwards annually based on Executive’s performance after review by the Board Compensation Committee (the “Committee”). The Company Salary shall be paid pursuant to the normal payroll practices of the Company and shall be subject to customary tax withholding. If and to the extent that any other entities directly or indirectly controlled by the Company or POPT pay salary or other amounts or provide benefits to the Executive that the Company is otherwise obligated to pay or to provide to the Executive under this Agreement, the Company’s obligations to the Executive shall be reduced accordingly on a dollar for dollar basis. Any amounts paid by any entity other than the Company shall be subject to all customary tax withholdings at that entity level.

(b)     Annual Performance Cash Bonus.

(i)     Prior to or within sixty (60) days of the beginning of each calendar year during the Term (each a “Performance Period”), the Chief Executive Officer, the Committee and the Executive shall agree on the objective performance criteria dashboard (with respect to the Executive and POPT) that will serve as the basis for determining an annual performance cash bonus (the “Annual Performance Bonus”). The Executive shall have the opportunity to earn a maximum Annual Performance Bonus equal to 100% of the Company Salary; provided, that, with respect to the first Performance Period during the Term (beginning on the Effective Date and ending on December 31, 2010), the Executive shall be guaranteed an Annual Performance Bonus equal to not less than $100,000 (pro rated on a per diem basis for the number of days employed during 2010 divided by 365). The Annual Performance Bonus earned by the Executive for any Performance Period shall be paid within sixty (60) days after the end of the applicable Performance Period, provided the Executive is employed on the last day of such Performance Period.

(ii)     If it is ever determined that any Annual Performance Bonus was paid to the Executive based on materially inaccurate financial statements or performance metrics, regardless of the Executive’s cause of or involvement in such inaccuracy, the Executive agrees to repay to the Company the gross amount of any such Annual Performance Bonus; provided, that notice is delivered to the Executive not later than twenty-four (24) months following the date of payment of such bonus. The Executive agrees to repay to the Company any such Annual Performance Bonus within thirty (30) days of notification in writing that such amounts are due to be repaid to the Company. If the Executive does not repay any such amounts within such thirty (30)

day period, the Executive shall be liable for any costs, including reasonable legal fees, incurred by the Company in pursuing such repayment. The foregoing claw-back provision shall not apply to reduce the Annual Performance Bonus below the guaranteed amount for the calendar year 2010.

(c)     Restricted Share Units.

(i)     Sign-Up Grant.     As of the Effective Date, the Company shall cause to be made to the Executive a grant (the “Sign-Up Grant”) of 25,000 restricted share units (“RSUs”). Each RSU shall represent the right of the Executive to receive, at the time of settlement, direct or indirect ownership of a single common unit in OP; provided that the Committee shall retain the discretion to settle all RSUs in cash with the value determined as provided in Section 4(d) below. The Sign-Up Grant shall become fully vested as of the first anniversary of the Effective Date and shall be settled by the Company as soon as practicable thereafter, but in no event later than sixty (60) days after the vesting date.

(ii)     Annual Performance Grant.     At the end of each Performance Period, the Executive shall be eligible to receive performance-based RSUs (“Annual Performance Grant”), based on a value determined as provided in Section 4(d) below. Any such Annual Performance Grant shall be made in the sole discretion of the Committee and shall be based on the Executive’s achievement of performance criteria (with respect to the Executive and POPT), as such performance criteria have been mutually agreed from time to time by the Chief Executive Officer, the Committee and the Executive. Each Annual Performance Grant shall become fully vested as of the first anniversary of its date of grant and shall be settled by the Company as soon as practicable thereafter, but in no event later than sixty (60) days after the vesting date. Any Annual Performance Grant made to the Executive will also be subject to the terms and conditions of the LTIP (as defined below). Annual Performance Grants will be at the discretion of the Committee based upon an annual review of the Executive’s performance criteria. Notwithstanding the foregoing, for the first Performance Period ending December 31, 2010, Executive’s annual Performance Grant will be not less than 25,000 RSUs (pro rated on a per diem basis for the number of days employed during 2010 divided by 365).

(d)     Long-Term Incentive Plan.     Prior to the first anniversary of the Effective Date, the Company and POPT shall adopt a Long-Term Incentive Plan (“LTIP”) for the senior management of the Company including Executive, with such plan subject to the approval of the POPT stockholders at the May 2011 annual stockholders meeting. With respect to each Performance Period, the Executive shall be eligible to receive a grant of RSUs (or other equity based grant permitted under the terms of the LTIP, such as options, stock appreciation rights, restricted stock, restricted stock units or other stock awards) (the “LTIP Grant”) pursuant to the LTIP, provided that such LTIP Grant does not cause the Maximum Aggregate Grant Value (as defined below) to be exceeded. For purposes of this Section 4(d), the “Maximum Aggregate

Grant Value” means 150% of the Company Salary with respect to any Performance Period. For purposes of calculating the Maximum Aggregate Grant Value, the Annual Performance Grant and the LTIP Grant for that Performance Period shall be valued at the weighted average closing price of POPT’s common stock over the one hundred eighty (180) day period preceding the date of each respective grant. Notwithstanding the foregoing, the value of the Annual Performance Grant alone may exceed the Maximum Aggregate Grant Value for that Performance Period without becoming subject to cutback. Any LTIP Grant shall be made in the sole discretion of the Committee and shall be based on the Executive’s achievement of performance criteria (with respect to the Executive and POPT), as such performance criteria have been mutually agreed from time to time by the Committee and the Executive. Each LTIP Grant shall become fully vested as of the first anniversary of its date of grant and shall be settled by the Company as soon as practicable thereafter, but in no event later than sixty (60) days after the vesting date.

(e)     Performance Periods.     The Committee may, in its sole discretion, pursuant to the terms of any Annual Performance Bonus, Annual Performance Grant or LTIP Grant made hereunder, (i) modify the Performance Period applicable to such awards to be other than the twelve (12) month period, and/or (ii) prorate any such awards for periods during the Term consisting of less than a full twelve (12) months (or such other Performance Period established by the Committee); provided such modification preserves the intent and integrity of the affected award, such that Executive is in a substantially similar economic position.

(f)     Termination of Employment.     With respect to any RSUs or other equity awards granted to the Executive pursuant to this Section 4, the Executive shall become fully and immediately vested such awards in the event of a termination of employment pursuant to Sections 7(a) or 7(d) below. Upon a Termination for Cause or a Voluntary Termination pursuant to Sections 7(b) or 7(c), respectively, all unvested RSUs or other equity awards shall be immediately forfeited and cancelled and the Executive shall have no right to any benefit in lieu thereof. Any acceleration of vesting contemplated by this Section 4(f) shall be conditioned upon the Executive executing, and not revoking, a Release (as required pursuant to Section 7(a) below).

(g)     Expenses.     The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company, provided that the Executive accounts for such expenses as required under such policies and procedures.

5.     Benefits.

(a)     Participation in Benefit Plans.     While the Executive is employed by the Company, the Executive shall be entitled to participate to the same extent as executive officers of the Company generally, in all plans, programs and practices of the Company relating to pension, retirement, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, or other employee benefits or combination thereof as they may be in effect from time to time; provided, that nothing herein shall require the creation of such plans or programs by the Company.

(b)     Fringe Benefits.     While the Executive is employed by the Company, the Executive shall be eligible to participate in, and receive benefits under, any other fringe benefit plans, programs and practices or perquisites which are or may become generally available to the Company’s similarly situated executive officers as they may be in effect from time to time.

(c)     Auto Allowance.     Executive shall receive a monthly automobile allowance in the amount of $1,500.

(d)     Cell Phone Allowance.     Executive shall be reimbursed on a monthly basis for reasonable expenses advanced by Executive for cell phone service used in connection with the performance of his duties hereunder.

6.     Vacations; Leave.     The Executive shall be entitled to accrue twenty (20) days of annual vacation at full pay, subject to the applicable vacation policies of the Company; provided, however, that in the event that the Company permits the rollover of accrued but unused vacation, the Executive shall not be entitled to accrue vacation in excess of twenty (20) days, such that if at any time during Executive’s employment, Executive has accumulated accrued but unused vacation of twenty (20) days, he shall no longer accrue additional vacation until the accrued but unused balance is below twenty (20) days.

7.     Termination of Employment.

(a)     Involuntary Termination.   If the Executive experiences an Involuntary Termination prior to the end of the Term, such termination of employment shall be subject to the Company’s obligations under this Section 7(a). If such Involuntary Termination occurs, the Company shall:

(i)     pay to the Executive or Executive’s beneficiary a cash payment equal to $300,000 (the “Severance Payment”);

(ii)     continue medical and dental benefits at active employee rates for a period of twelve (12) months following the Date of Termination;

(iii)     accelerate the vesting of any outstanding equity awards if so provided pursuant to the terms of such awards or as provided herein; and

(iv)     pay to the Executive a Pro Rata Bonus, if any.

(v)     In addition to the foregoing, in connection with an Involuntary Termination, the Executive shall be entitled to receive (A) any accrued but unpaid Company Salary and any accrued but unused vacation through the Date of Termination, (B) reimbursement of any expenses incurred through the Date of Termination in accordance with Section 4(g), and (C) all vested benefits and amounts under any plan, program or arrangement, the payment and other rights with respect to which shall be governed by the terms thereof (the benefits listed in this subparagraph collectively, the “Accrued Compensation”).

The Severance Payment shall be paid in a single lump sum on the sixtieth (60th) day following the Date of Termination provided that Executive executes, and does not revoke, a release and waiver, in the form attached hereto as Exhibit A (the “Release”) prior to such sixtieth (60th) day. If the Release has not become irrevocable on or before such sixtieth (60th) day, the Executive shall forfeit any right to the Severance Payment (or the benefits set forth in subparagraphs (ii) and (iii) above). If the Executive should die after amounts become payable under this Section 7(a), such amounts shall thereafter be paid to the Executive’s estate.

(b)     Termination for Cause. In the event of Termination for Cause, the Company shall have no further obligation to the Executive under this Agreement after the Date of Termination except for any unpaid Accrued Compensation, and the Company shall have no further obligation to the Executive under this Agreement.

(c)     Voluntary Termination. The Executive may terminate his employment voluntarily at any time by a notice pursuant to Section 9 of this Agreement. In the event that the Executive voluntarily terminates his employment other than by reason of any of the actions that constitute Involuntary Termination (“Voluntary Termination”), the Company shall only be obligated to the Executive for the amount of any unpaid Accrued Compensation, and the Company shall have no further obligation to the Executive under this Agreement.

(d)     Death or Disability. In the event of the death or Disability of Executive during the Term and prior to any termination of employment, the Company shall pay to the Executive or his estate (i) the Accrued Compensation, (ii) any benefits payable on death or Disability, as applicable, under applicable benefit plans, (iii) accelerated vesting of any outstanding equity awards if so provided pursuant to the terms of such awards, and (iv) a Pro Rata Bonus, if any. Following such payment, the Company shall have no further obligation to the Executive, or his beneficiaries under this Agreement.

(e)     No Other Obligation to Mitigate Damages. The Executive shall not be obligated to mitigate amounts payable or arrangements made under the provisions of this Section 7 and the obtaining of other employment shall in no event effect any reduction of the Company’s obligations under this Section 7.

(f)     Effect of Termination.   If as of the Date of Termination, the Executive holds any position with any of the POP Entities (defined below), including any board positions, the Executive shall resign from all such positions as of the Date of Termination.

8.     Tax Limitation.   Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, the Payment shall be reduced so that it equals the greatest amount which the Company reasonably determines can be paid to the Executive without resulting in any excise tax under Section 4999 of the Code. If a Payment is inadvertently made to the Executive which results in an excise tax under Section 4999 of the Code and such excise tax can be avoided by the Executive’s return to the Company of the amount of the Payment which causes the Payment to result in such excise tax (the “Excess Amount”), the Executive shall return to the Company the Excess Amount, together with interest from the date the amount was received by the Executive to the date of the repayment, at an interest rate equal to the applicable federal rate. It being the parties’ intention that the Executive receives no more than the maximum amount which can be paid without resulting in an excise tax under Section 4999 of the Code.

9.     Notice of Termination.   In the event that the Company, POPT or both, desire to terminate the employment of the Executive during the term of this Agreement, the Company or POPT shall deliver to the Executive a written notice of termination, stating whether such termination constitutes Termination for Cause, Involuntary Termination, or termination for Disability, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least thirty (30) days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Executive determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Company stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination. In the event that the Executive desires to affect a Voluntary Termination, he shall deliver a written notice to the Company, stating the date upon which employment shall terminate, which date shall be at least ninety (90) days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

10.     Restrictive Covenants.

(a)     Confidentiality.   Executive acknowledges that, during the course of his employment with the Company, Executive may produce and have access to confidential and/or proprietary non-public information concerning POMI, POPT, OP, POP Venture, LLC, Shidler Hawaii Investment Partners, LLC, Shidler West Investment Partners, LP, Shidler Investment Corporation, and each of their affiliates (including, without limitation, each of their subsidiaries (the “POP Entities”), including marketing materials, customers lists, records, data, trade secrets, proprietary business information, proposed transaction, possible acquisitions, pricing lists and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Executive agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after his employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Executive of his duties hereunder. Executive agrees that, if he receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the POP Entities, or his activities in connection with the business of the POP Entities, Executive will immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive agrees to abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the POP Entities. In this regard, Executive shall not directly or indirectly render services to any person or entity in connection with the design, development, marketing, sale or administration of any service, product, plan or program where Executive’s service would involve the use or disclosure of Confidential Information. Executive agrees not to use any Confidential Information to guide him in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that he did not violate any agreements set forth in this Agreement.

(b)     Documents and Property.     All records, files, documents and other materials or copies thereof relating to the business of the POP Entities, which Executive shall prepare, receive, or use, shall be and remain the sole property of the Company and, other than in connection with performance by Executive of his duties hereunder, shall not be removed from the premises of the POP Entities without the Company’s prior written consent, and shall be promptly returned to the Company upon Executive’s termination of employment together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents, or other materials or information they contain.

(c)     Mutual Non-Disparagement.     The Company and the Executive agree that, at all times following the Date of Termination, they shall use reasonable best efforts to ensure that neither party engages in any vilification of the other, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. The parties further agree to do nothing that would damage the other’s business reputation or good will; provided, however, that nothing in this Agreement shall prohibit either party’s disclosure of information which is required to be disclosed in compliance with applicable laws or regulations or by order of a court or other regulatory body of competent jurisdiction. The Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this Agreement, other than his own, shall be the members of the Board and the POPT Board.

(d)     Non-Solicitation.     The Executive hereby agrees that, except with the express prior written consent of the Company, for a period of one (1) year following the Date of Termination, either during or following the Term, for any reason, he will not directly, or indirectly, in any manner solicit or induce, or attempt to solicit or induce, any employee or agent of the POP Entities to terminate employment and become employed by (i) any company listed as an office REIT or Real Estate Operating Company in the Realty Stock Review, a Dow Jones & Co. Publication, (a “Peer Group Member”) as of the date of termination, or (ii) any person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members) which, as a material component of its business (other than for its own use as an owner or user), invests in office properties similar to the POP Entities investments and holdings: (A) in any geographic market or territory in which the POP Entities own properties or has an office either as of the date hereof or as of the date of termination of Executive’s employment; or (B) in any market in which an acquisition or other investment by the POP Entities is pending as of the date of termination, as conclusively evidenced by the existence of a Request for Proposal or an executed Agreement of Purchase and Sale, Contribution (or Merger) Agreement or Letter of Intent, Confidentiality Agreement, Due Diligence Agreement, Pursuit Cost Agreement, Partnership or Joint Venture Agreement, or by a Post Acceptance Conference Call memorandum or investment committee approval in existence at the time of the termination of employment.

(e)     Remedies for Breach.     Executive has reviewed the provisions of this Agreement with legal counsel and Executive acknowledges and expressly agrees that the covenants contained in this Section 10 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the restrictions contained in Section 10 of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and interests, that the Company would not have agreed to employ Executive without receiving Executive’s agreement to be bound by these restrictions and that such restrictions were a material inducement to the Company to hire Executive. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by

Executive and any and all persons directly or indirectly acting for or with him, as the case may be. The Company may set off amounts otherwise due to the Executive pursuant to this Agreement against any damages awarded to the Company for any violation of this Agreement by the Executive.

11.     No Assignments.

(a)     This Agreement is personal to each of the parties hereto, and neither may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company may assign any of its rights or obligations hereunder to an affiliate of the Company without the consent of the Executive, and provided, further, that this Agreement shall be binding upon and inure to the benefit of any successor of the Company and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such an assumption prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from the Company in the same amount and on the same terms as provided in Section 7(a). For purposes of implementing the provisions of this Section 11, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)     This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.     Notice.     For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after the date that sent by certified mail, return receipt requested, postage prepaid, to the Company at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Company, or, if to the Executive, to such home or other address as the Executive has most recently provided in writing to the Company.

13.     Amendments.   No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

14.     Partial Invalidity.   The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. If any covenant or provision of this Agreement is determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision or part thereof, and such covenant or provision or part thereof shall be deemed modified to the extent required to permit enforcement. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly.

15.     Governing Law.     All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of California applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

16.     Mandatory Arbitration.     Except as provided in Section 10(e) above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall be required by abide by the provisions of this Agreement and the arbitrator shall not modify or alter same. Such arbitration shall be conducted under a “baseball arbitration” format, pursuant to which the arbitrator shall be required to adopt the position of one of the parties, and not any compromise position, and under which the non-prevailing party shall bear all costs of the arbitration, including the prevailing party’s legal fees. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall be required by abide by the provisions of this Agreement and the arbitrator shall not modify or alter same. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Nothing herein contained shall preclude either party from seeking equitable or injunctive relief from a court of competent jurisdiction in order to prevent, terminate or reduce the likelihood of the infliction of irreparable harm on the petitioning party.

17.     Third Party Beneficiaries.   It is the intent of the parties hereto that POPT and the POPT Entities are expressly intended to be third party beneficiaries of the provisions of Section 10 and shall have the rights provided herein to enforce such provisions

18.     Indemnification.

(a)     Insurance.   The Company shall provide Executive (including his heirs, personal representatives, executors and administrators) during the Term with coverage under a directors’ and officers’ liability insurance policy, consistent with standard industry practices, at its expense.

(b)     Hold Harmless.   In addition to the insurance coverage provided for in this Section, the Company shall hold harmless and indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law, but also subject to the limits of applicable federal law and regulation, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Company (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

19.     Cooperation.   The Executive shall cooperate with the Company, to the extent reasonably requested by the Company, in any investigation or litigation in which the Company is a party and of which the Executive has relevant information by virtue of his employment with the Company. The Company shall reimburse the Executive for reasonable expenses related to such cooperation.

20.     Successors to Code Sections.   All provisions of this Agreement referring to sections of the U.S.C. (United State Code) or to the Code shall be deemed to refer to successor code sections in the event of renumbering of code sections.

21.     Code Section 409A.

(a)     General.   It is intended that the Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree to amend the Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Code Section 409A.

(b)     Payments.     Notwithstanding any provision in the Agreement to the contrary if, as of the effective date of Executive’s termination of employment, he is a “Specified Employee,” then, to the extent required pursuant to Section 409A(a)(2)(B)(i), payments due under Section 7, shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following the Executive’s separation from service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh (7th) month following separation from service (or, if earlier, the date of death of the Executive). Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6) month period following the termination shall be paid to the Executive in accordance with the payment schedule established herein.

(c)     Definitions.     “Specified Employee” shall mean any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the twelve (12) month period ending on each December 31st (such twelve (12) month period is referred to below as the “identification period”). If Executive is determined to be key employee under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period he shall be treated as Specified Employees for purposes of this Agreement during the twelve (12) month period that begins on the April 1st following the close of such identification period. For purposes of determining whether Executive is individual is a key employee under Code Section 416(i), “compensation” shall mean Executive’s W-2 compensation as reported by the Company for a particular calendar year.

22.     No Conflicting Agreement.     The Executive hereby certifies that he is not subject to any existing non-competition or other restrictive agreements or arrangements, written or oral, that in any way prohibit or constrain his acceptance of and/or performance of duties pursuant to this Agreement, or that in any manner circumscribe the scope of activities or other business that he is entitled to pursue and consummate on behalf of the Company. Without limitation of its other rights and remedies, the Company shall be entitled to terminate this Agreement, with such termination being treated as a termination for Cause, in the event that the Executive is precluded, enjoined or inhibited from fully performing his duties under this Agreement, or if a colorable threat of the above (determined in good faith by the Board) and/or legal action against any of the POP Entities is asserted by any party on the basis of a purportedly existing restrictive agreement or arrangement.

23.     Entire Agreement.     This Agreement supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. It binds and benefits the parties and their successors in interest, heirs, beneficiaries, legal representatives and assigns.

24.     Survival.     The provisions of Section 7(f) and Section 10 shall survive the termination of this Agreement for any reason.

25.     Counterparts.   This Agreement may be signed in several counterparts, each of which will be an original and all of which will constitute one agreement.

26.     Construction.     In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (a) “including” means “including, but not limited to;” (b) all references to sections are to sections in this Agreement unless otherwise specified; (c) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (d) the captions and headings of sections appearing in this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (e) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

27.     Withholding of Taxes.   The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

28.     Counsel; Ambiguity.   Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement. Any rule of law or any legal doctrine that would require interpretation of any claimed ambiguities against the party that drafted it has no application and is expressly waived.

29.     WAIVER.     TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF SUCH PARTY’S OWN FREE WILL AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL, OR HAS HAD ADEQUATE OPPORTUNITY TO SEEK SUCH COUNSEL. EACH PARTY FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, AND (ii) THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PACIFIC OFFICE MANAGEMENT, INC.

/s/ James Ingebritsen
By: James Ingebritsen Its: President/CEO

PACIFIC OFFICE PROPERTIES TRUST, INC.

/s/ James Ingebritsen
By: James Ingebritsen Its: President/CEO

EXECUTIVE

/s/ James R. Wolford
James R. Wolford

Exhibit A

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Release”) is made and entered into as of this ____ day of [____________, 20__], by and between [______________] (“_______”) and its successors (collectively referred to herein as the “Company”), and JAMES R. WOLFORD (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Termination of Employment.   The Executive and the Company agree that the Executive’s employment with the Company terminated effective _____________.

2.     Severance Benefits.   In consideration for the promises made in this Release, the Company agrees to pay the Executive the sum of $__________ [to include all cash payments due under Section 7(a) of the Employment Agreement, if applicable], payable in substantially equal installments in accordance with the Company’s regular payroll practices over the __________ (___) months commencing on the first regular pay date immediately succeeding, and administratively practicable, the execution (without subsequent revocation) of this Release. If the Executive elects to continue the Executive’s and/or the Executive’s family’s health insurance under the Company group health program pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company agrees to continue to pay the Company portion (as if Executive were still employed) of the Executive’s health insurance premium plus the COBRA administrative premium for twelve (12) months. The Executive acknowledges that the severance payment and health insurance benefits are being provided by the Company as consideration for the Executive entering into this Agreement, including the release of claims and waiver of rights provided for in herein. The Executive acknowledges that the severance payment and health insurance benefits shall be subject to all applicable withholding and reporting requirements.

3.     General Release.   The Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in

Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. §1981); the Rehabilitation Act of 1973, as amended; the Executive Retirement Income Security Act of 1974, as amended; the Hawaii Employment Practices Act, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Company, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company; provided, however, that nothing herein waives or releases the Executive’s rights to any payments or benefits the Company is required to pay or provide pursuant to the terms of this Release.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4.     Covenant Not to Sue.   The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 1 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

5.     Severability.   If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

6.     Non-Disclosure.   The Executive agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family.

7.     Representation.     Executive hereby agrees that this release is given knowingly and voluntarily and acknowledges that:

(a)     this Agreement is written in a manner understood by Executive;

(b)     this release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;

(c)     Executive has not waived any rights arising after the date of this Agreement;

(d)     Executive has received valuable consideration in exchange for the release in addition to amounts Executive is already entitled to receive; and

(e)     Executive has been advised to consult with an attorney prior to executing this Agreement.

8.     Consideration and Revocation.   Executive is receiving this Agreement on _________ __, 20__, and Executive shall be given twenty-one (21) days from receipt of this Agreement to consider whether to sign the Agreement. Executive agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty-one (21) day period. Moreover, Executive shall have seven (7) days following execution to revoke this Agreement in writing to the Secretary of the Company and the Agreement shall not take effect until those seven (7) days have ended.

9.     Amendment.   This Release may not be altered, amended, or modified except in writing signed by both the Executive and the Company.

10.     Joint Participation.   The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

11.     Binding Effect; Assignment.     This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party.

12.     Applicable Law.     This Release shall be governed by, and construed in accordance with, the state laws as provided in the Employment Agreement.

13.     Execution of Release.     This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

If Executive signs this Agreement less than 21 days after he receives it from the Company, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Company.

IN WITNESS WHEREOF, the Executive and the Company have voluntarily signed this Agreement and General Release on the date set forth above.

[_________________________]	Executive

By:
Its:	James R. Wolford

Date	Date

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